UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 23, 2010

NEXTWAVE WIRELESS INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33226	20-5361360
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

12264 El Camino Real, Suite 305 San Diego, CA 92130
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (619) 573-1578

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events.

NextWave Wireless Inc. (the “Company”) is filing this Current Report on Form 8-K for the purpose of updating the description of its capital stock.  That description was contained in the registration statement on Form S-1 (File No. 333-164796) filed with the Securities and Exchange Commission (the “SEC”) on February 9, 2010 under the Securities Act of 1933 (as amended) (the “Securities Act”).  To the extent the following description is inconsistent with prior filings, it modifies and supersedes those filings.  This description will be available for incorporation by reference into certain of the Company’s filings with the SEC under the Securities Act and the Securities Exchange Act of 1934, as amended, including registration statements.

DESCRIPTION OF CAPITAL STOCK

General

As of November 22, 2010, we have 23,493,580 shares of our common stock outstanding held by approximately 1,099 holders of record.  Our authorized capital stock consists of 57,142,857 shares of common stock, par value $0.007 per share and 25,000,000 shares of preferred stock, par value $0.001 per share.  The outstanding shares of our common stock are fully paid and non-assessable. As of November 22, 2010 there are 3,876,009 shares reserved for future issuance, of which 1,785,714 will be reserved for issuance upon the exercise of granted and outstanding options and warrants and 2,090,295 will be available for future option grants.

A description of our common stock appears below.

Common Stock

Dividend Rights. Holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available at the times and in the amounts that our board of directors may determine from time to time.

Voting Rights. Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. We have not provided for cumulative voting for the election of directors in our certificate of incorporation. This means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

No Preemptive, Conversion or Redemption Rights. Our common stock is not entitled to preemptive rights and is not subject to conversion or redemption.

Right to Receive Liquidation Distributions. Upon our liquidation, dissolution or winding-up, the holders of our common stock are entitled to share in all assets remaining after payment of all liabilities and the liquidation preferences of any outstanding preferred stock. Each outstanding share of common stock is fully paid and nonassessable.

Anti-Takeover Effects of the Certificate of Incorporation and Bylaws of NextWave Wireless Inc.

The provisions of our certificate of incorporation and bylaws described below may have the effect of delaying, deferring or discouraging another party from acquiring control of our company.

Our certificate of incorporation and bylaws provide that:

•	our directors serve staggered, three-year terms and accordingly, pursuant to Delaware law, can only be removed with cause;

•	no action can be taken by stockholders except at an annual or special meeting of the stockholders called in accordance with our bylaws, and stockholders may not act by written consent;

•
our board of directors will be expressly authorized to make, alter or repeal our bylaws, and our stockholders will be able to make, alter or repeal our bylaws by a vote of 66-2/3% of the issued and outstanding voting shares;

•	any vacancies on the board of directors would be filled by a majority vote of the board;

•	our board of directors will be authorized to issue preferred stock without stockholder approval; and

•
we will indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures.

As a result of our delisting from The NASDAQ Global Market (“Nasdaq”) as of July 23, 2010, we are currently not subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers.

Over-the-Counter Trading

Our common stock is quoted under the symbol “WAVE” on the OTCQB, an over-the-counter electronic quotation service operated by the Pink OTC Markets Inc.

As a result of our delisting from Nasdaq as of July 23, 2010, we are not currently subject to its corporate governance requirements and our stockholders may not have the same protections as are afforded to stockholders of companies listed on the Nasdaq.  For example, we are no longer required to maintain a majority of independent directors on our Board of Directors.  Delisting from the Nasdaq may also result in increased obligations under state securities laws and decreased coverage by security analysts.

 Markets operated by the Pink OTC Markets are generally regarded as less efficient and liquid than Nasdaq.  The ability to trade our common stock on the OTCQB depends on the presence and investment decisions of willing buyers and sellers.  Accordingly, if an active and liquid trading market price for our common stock does not develop or, if developed, does not continue, the market price of our common stock will be adversely affected.  In addition, because we are no longer listed on Nasdaq, sales of our common stock by brokers in certain states may be limited or prohibited pending completion of registration filings required under state securities laws.

 Trading in our common stock may be subject to the requirements of certain rules promulgated by the SEC under the Securities Exchange Act of 1934, which require additional disclosure by broker-dealers in connections with any trade involving a stock defined as a “penny stock”.  A “penny stock” is any equity security that has a market price per share of less than $5.00, subject to certain exceptions, such as any securities listed on a national securities exchange.  Additional disclosure burdens relating to penny stocks imposed upon broker-dealers by the SEC requirements could discourage broker-dealers from facilitating trades in our common stock, which could limit the market liquidity of the stock and the ability of investors to trade our common stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Ltd.

SIGNATURE

           Pursuant to the requirements of the Securities Exchange Act of 1934, NextWave Wireless Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  November 23, 2010
NEXTWAVE WIRELESS INC.

By:	/s/ Francis J. Harding
Name: Francis J. Harding Title: Executive Vice President and Chief Financial Officer